EXHIBIT 10.5

September 19, 2001

William Murray

1120 N. Elmwood Avenue

Oak Park, IL  60302

Re:          Retention Plan

Dear Bill:

                As you may be aware the BP 13D filing indicates that multiple options for the divestiture of BP’s holdings in Vysis will be reviewed. Such options may include a merger or sale of the business.  Therefore, in order to help encourage your continued focused attention on the on-going success of Vysis, Inc (“Vysis”) and its affiliates (“the Company”) and to encourage you to remain employed by the Company during a potential period of transition which may result in a change in control of Vysis, the Board of Directors of Vysis has authorized the establishment of a Retention Plan which will include payment to you of a “Retention Bonus”.  This Retention Bonus will be payable in the event a Change in Control (as defined below) occurs and if certain other minimal terms and conditions are met.  The following describes your Retention Bonus Plan and the terms and conditions relating to the Retention Bonus payment:

                1.             If you satisfy the terms and conditions described below, the Company will pay you a Retention Bonus in an amount equal to 6 (six) months of your annual base salary (not including any bonus or incentive payments or other types of compensation whatsoever) in effect immediately prior to the closing date of a Change in Control, as defined in the Vysis, Inc. Severance Program adopted by Vysis, Inc. on August 17, 2001 (the “Transaction Closing Date”).

                2.             In order to receive payment of the Retention Bonus, you must remain employed by the Company for ninety (90) days after the Transaction Closing Date (the “Payment Date”); provided, however, that if your employment is terminated (i) by the Company for reasons other than Cause or (ii) by death or disability, after the Transaction Closing Date but before the Payment Date, you will nonetheless receive payment of the Retention Bonus.  For this purpose, the term “Cause” shall mean any of the following:  (A) you have engaged in willful conduct involving misappropriation, dishonesty, or serious moral turpitude which is demonstrably and materially injurious to the Company or (B) you are convicted of a felony.

                3.             The Retention Bonus shall be paid to you on the Payment Date, provided that you remain employed on that date.  If your employment is terminated by the Company before the Payment Date for reasons of death or disability or for reasons other than Cause, the Retention Bonus shall be paid to you on the day your employment is terminated.

                4.             The Retention Bonus will be subject to such deductions as may be required to be made pursuant to law, government regulations or order or by agreement with you.

                5.             If you find it necessary to bring any legal action for the enforcement of this agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this agreement, and if you are the prevailing party in such action, Vysis shall reimburse you for your reasonable attorneys' fees and any other costs that you incur in connection with such action.  Any payments pursuant to this paragraph 5 shall be in addition to any other relief to which you may be entitled as a result of such action.

                6.             The parties hereto agree to maintain the existence of this Agreement and the terms thereof confidential and shall not disclose them to any third parties (other than Vysis management officials and administrative personnel necessary to effectuate the terms of this Agreement and/or counsel for the parties, their respective tax advisors and accountants and Employee’s immediate family), except as required by law.

                7.             The Company’s obligations under this Agreement shall be governed by the laws of the State of Illinois.  If a Change of Control has not occurred by August 17, 2002, this Agreement shall automatically terminate as of such date.

                If you have any questions regarding the foregoing, please contact Bill Murray.

Sincerely,

/s/ John L. Bishop

John L. Bishop President and CEO

JLB/ld

Agreed:	/s/ William Murray

Employee Name: William Murray

Date: September 20, 2001